UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Barnwell Industries, Inc.

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P R E S S
R E L E A S E
BARNWELL INDUSTRIES, INC.
1100 Alakea Street, Suite 500
Honolulu, Hawaii 96813
Telephone (808) 531-8400
Fax (808) 531-7181
Website: www.brninc.com

Barnwell Industries Shareholders Reject Ned Sherwood’s Attempt to Take Full Control of the Company

Announces Preliminary Results of Consent Solicitation

HONOLULU, May. 14, 2025 -- Barnwell Industries, Inc. (NYSE American: BRN) (“Barnwell” or the “Company”) today announced that, based on preliminary results from the Company’s proxy solicitor, Barnwell shareholders have rejected the attempt by Ned Sherwood and certain of his affiliates (the “Sherwood Group”) to remove and replace the entire Barnwell Board of Directors.

While preliminary results indicate that shareholders consented to remove directors Alexander Kinzler and former Sherwood Group nominee Douglas Woodrum, and to elect Sherwood Group nominee Heather Isidoro, the Sherwood Group failed to elect a majority of the Board. Importantly, Barnwell Directors Ken Grossman and Joshua Horowitz will continue to serve, ensuring continuity and independent oversight on behalf of all shareholders. Barnwell shareholders also consented to the Sherwood Group’s separate proposal to repeal the previous amendment to the Company’s bylaws, which went into effect on February 4, 2025.

As this outcome reflects, shareholders not only rejected Mr. Sherwood’s attempt to seize control of the Company, but also supported the Sherwood Group’s campaign to remove Douglas Woodrum — who received more consents for removal than any other director, and who notably is a director Mr. Sherwood himself previously backed during the 2020 proxy contest and again in the 2023 Cooperation Agreement. The result underscores the lack of consistency, credibility, and shareholder support behind Mr. Sherwood’s campaign.

The Company is awaiting the Delaware Court of Chancery’s decision on the pending lawsuit related to the validity of the Sherwood Group’s nomination notice, which purported to nominate directors (consisting of a majority of individuals distinct from those nominees who appeared in the Sherwood Group’s consent solicitation) to stand for election at Barnwell’s upcoming 2025 annual meeting of shareholders.  Barnwell earlier notified the Sherwood Group that the Company determined that the Sherwood Group’s purported nomination notice failed to comply with applicable bylaws in numerous ways, and had decided to reject the Sherwood Group’s nomination notice. The Company intends to supplement its proxy materials for the 2025 annual meeting of shareholders following receipt of the Court’s decision.

Alexander Kinzler, Executive Chairman of the Board, former CEO and approximately 9.5% shareholder of the Company, commented, “While I am disappointed with the results of the consent solicitation, in the interest of good governance, I have advised the Board that if I am elected at the Company’s 2025 annual meeting, I will step down as a director on or prior to December 31, 2025.” Mr. Kinzler continued, “During such period, I will work with the Board to help the Company identify and select a successor Chief Financial Officer, transition the Company’s headquarters from Honolulu to Calgary and ensure management and the Board have sufficient background and information to transition oversight of the Company’s complex real estate investments in Hawaii.” In addition, Mr. Kinzler advised the Board that he is prepared to resign from all formal positions with the Company at an earlier time to facilitate a reasonable settlement with the Sherwood Group if one could be reached.

As previously stated, Barnwell remains open to engaging in constructive, good-faith settlement discussions with the Sherwood Group in pursuit of a resolution that represents the best interests of the Company and all shareholders. The Company believes that these governance matters should be resolved collaboratively and thoughtfully, wherever possible, to avoid unnecessary distraction and preserve focus on long-term value creation by developing its Canadian energy assets.

The results announced today are considered preliminary until actual results are tabulated and certified by the independent Inspector of Elections. Barnwell will report the results of the consent solicitation on a Form 8-K that will be filed with the Securities and Exchange Commission no later than Monday, May 19, 2025.

Forward-Looking Statements

Certain information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current beliefs and expectations of our board and management team that involve risks, potential changes in circumstances, assumptions, and uncertainties, include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, our expectations regarding the outcome of the 2025 annual meeting of stockholders and our ability to successfully solicit proxies from our stockholders in connection with the 2025 annual meeting of stockholders. Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions. Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved. Any or all of the forward-looking statements may turn out to be incorrect or be affected by inaccurate assumptions Barnwell might make or by known or unknown risks and uncertainties. These forward-looking statements are subject to risks and uncertainties including risks related to the actions of the Sherwood Group, our ability to successfully solicit proxies from stockholders in connection with the 2025 annual meeting of stockholders, our ability to defend against any potential claims by the Sherwood Group, our ability to execute on our strategy and business plan and the other risks forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and Barnwell’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

CONTACT:	Investors:
Bruce Goldfarb / Chuck Garske
(212) 297-0720
Email: info@okapipartners.com

Kenneth S. Grossman
Vice Chairman of the Board of Directors
Email: kensgrossman@gmail.com